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EXHIBIT 99.1

                   BUSINESS CONSULTANT AGREEMENT

     THIS BUSINESS CONSULTANT AGREEMENT ("Agreement") is entered into effective December 01, 1997, between METALLINE MINING COMPANY, INC., a Nevada corporation, with its principal offices located at 1010 Ironwood Drive, suite 105 Coeur d'Alene, Idaho 83814 (hereinafter referred to as the "Company"), and JAMES C. CZIRR, consultant, with his principal offices located at 425 Janish Dr., Sandpoint, ID 83864) (hereinafter "CONSULTANT").

     1.  Consulting Services

     The Company hereby engages CONSULTANT to perform the financial consulting and public relations services listed below on the terms and conditions set forth in this Agreement.

          (a) Review the business operations of potential transaction candidates;

          (b) Meet with the appropriate shareholder groups in an effort to resolve any valuation differences;

          (c) Initiate and negotiate on behalf of the Company to explore potential transactions which may involve either a merger into public company shell or initial public offering of equity;

          (d) Analyze and evaluate the projected financial performance of the Company;

          (e) Assist in the formulation of a strategy for discussions with and the presentation of a transaction proposal to any interested parties;

          (f) As mutually agreed, advise the Company regarding alternative financing structures (including bridge loans) with which to effect a transaction;

          (g) Assist in negotiation of letters of intent and definitive purchase or financing agreements with any interested parties and their advisors;

          (h) Provide, as deemed appropriate by CONSULTANT, additional financial advisory services related to a transaction.

     The Company acknowledges that CONSULTANT cannot provide any guaranty or assurances that the Company will be successful in completing any transaction of the types set forth above, as they are subject to numerous factors which are beyond the control of CONSULTANT, including, but not limited to, market conditions, results of operations of the Company, industry trends and underwriter interest.




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     Company acknowledges that CONSULTANT is not a registered broker-
dealer and that CONSULTANT cannot, and shall not be required hereunder to, engage in the offer or sale of securities on behalf of the Company. While CONSULTANT has relationships and contact with various investors, broker-dealers, and investment funds, Consultant's participation in the actual offer or sale of the Company securities shall be limited to that of an advisor to the Company and a "finder" of investors, broker-dealers and funds. The Company acknowledges and agrees that the solicitation and consummation of any purchases of the Company's securities shall be handled by the Company or one or more NASD member firms engaged by the Company for such purpose.

     2.  Terms of Agreement

     The term of this Agreement shall commence on the date hereof and shall continue for a period of Thirty-six (36) months.

     3.  Consideration to CONSULTANT

          3.1 The Company shall pay the CONSULTANT 3000 S-8 shares per month. In the event the S-8 share exemption is not available the Company shall accrue a debt of the unissued shares. CONSULTANT may at his sole option leave the share debt accrue or elect to have shares subject to rule 144 restriction issued in lieu of waiting for the Company to qualify for the issue S-8 shares.

          3.2 Expenses incurred by CONSULTANT in performing services under this Agreement will be reimbursed at cost within fifteen (15) days of receipt of an invoice at the offices of the Company.


          3.3 (a) The Company agrees to grant to CONSULTANT, upon execution of this Agreement, an option to purchase One Hundred Thousand (1000,000) shares of the Company's Common Stock, $.01 par value ("Common Stock") at an initial exercise price of Seventy five Cents ($.75) per share, subject to adjustment in certain events, with a term of five (5) years, pursuant to the terms of an Option Agreement in the form attached hereto as Exhibit "A". ** Issued prior to execution.** /s/ jr
- written in -

          3.4 As additional consideration for the services of CONSULTANT, the Company agrees to indemnify and hold harmless CONSULTANT and each of its officers, directors, agents, employees and controlling persons (collectively "Indemnified Persons") to the fullest extent permitted by law, from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel), actions, proceedings or investigations (whether formal or informal), or threats thereof (all of the foregoing being hereinafter referred to as "Liabilities"), based upon, relating to or arising out of Consultant's engagement hereunder, including, but not limited to Liabilities arising in connection with the dissemination of information about the Company or the Company's business, whether in any presentation, in person, through the mails or otherwise; provided, however, that the Company shall not be liable under this paragraph to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross

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negligence of the Indemnified Person seeking Indemnification.  In connection with the Company's obligation to indemnify for expenses as set forth above, the Company further agrees to reimburse each Indemnified Person for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided, however, that if an Indemnified person is reimbursed hereunder for any expenses, the amount so paid shall be refunded if and to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct or gross negligence of such Indemnified Person.

     4.   Miscellaneous

          4.1 Further Actions. At any time and from time to time, each party agrees, at its or his expense, to take such actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

          4.2 Entire Agreement Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all existing agreements among them concerning such subject matter, and may be modified only by a written instrument duly executed by the party to be bound.

          4.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States), or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section). Any notice given to any corporate party shall be addressed to the attention of the Corporation Secretary. Any notice of other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act), except for a notice changing a party's address which will be deemed given at the time of receipt thereof.

          4.4 Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and, in the case of a corporate party, be authorized by a resolution of the board of directors or by an officer of the waiving party.

          4.5 Binding Effect. The provisions of this Agreement shall be binding upon the inure to the benefit of the Company and CONSULTANT and their respective successors and assigns; provided, however, that nay assignment by any party of its rights under this Agreement without the written consent of the other party shall be void.


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          4.6  Severability.  If any provisions of this Agreement are invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to any other persons and circumstances.

          4.7 Headings. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

          4.8 Counterparts: Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the State of Idaho, without giving effect to conflict of laws.

          4.9 Attorney's Fees. In the event of a dispute with respect to this Agreement, the prevailing party shall be entitled to its reasonable attorney's fees and other costs and expenses incurred in litigating or otherwise resolving or settling such dispute.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                         METALLINE MINING COMPANY, INC.
                         A Nevada corporation

                         By:  /s/ John P. Ryan 12/31/97
                              John Ryan, Vice President


                         CONSULTANT

                         By:  /s/ James C. Czirr
                              James C. Czirr